As filed with the Securities and Exchange Commission on May 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACKAGING CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Delaware	36-4277050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1955 West Field Court Lake Forest, IL	60045
(Address of Principal Executive Offices)	(Zip Code)

Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan

(Full title of the plan)

Kent A. Pflederer

Senior Vice President —Legal and Administration and Corporate Secretary

Packaging Corporation of America

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe, Esq.

Elisabeth M. Martin, Esq.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,000,000 shares (3)	$46.55	$93,100,000	$12,698.84

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock which may be issuable under the plan to reflect stock splits, stock dividends, mergers and other capital changes.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on April 29, 2013.

EXPLANATORY NOTE

We are filing this Registration Statement to register an additional 2,000,000 shares of our common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Equity Plan”).

The increase in the number of shares authorized for issuance under the Equity Plan, as well as certain other amendments to the Equity Plan that are described in our Definitive Proxy Statement for our 2013 annual meeting of stockholders, were approved by our stockholders at our 2013 annual meeting held on May 1, 2013. The full text of the Equity Plan, as amended by that stockholder approval, will be sent to employees pursuant to Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and is available on the Commission’s website as an exhibit to our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 22, 2013.

We filed a Registration Statement on Form S-8 (Reg. No. 333-33176) with the Commission on March 23, 2000 (the “Original Registration Statement”) covering 4,400,000 shares of our Common Stock authorized for issuance under the original version of the Equity Plan. On June 29, 2005, we filed an additional Registration Statement on Form S-8 (Reg. No. 333-126215) to register an additional 2,150,000 shares of our Common Stock pursuant to an amendment and restatement of the Equity Plan that increased the number of shares authorized for issuance under the Equity Plan, as approved by our stockholders at our 2005 annual meeting of stockholders. On May 29, 2009, we filed an additional Registration Statement on Form S-8 (Reg. No. 333-159576) to register, among other things, an additional 2,000,000 shares of our Common Stock pursuant to an amendment and restatement of the Equity Plan that increased the number of shares authorized for issuance under the Equity Plan, as approved by our stockholders at our 2009 annual meeting of stockholders. Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, including the periodic and current reports that we filed with the Commission after the effectiveness of the Original Registration Statement, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Packaging Corporation of America (the “Company”) with the Commission are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 28, 2013; and

(b) the description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on September 13, 1999 (Registration No. 333-86963), including exhibits, as amended, and as may be further amended from time to time, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 15, 1999 (Registration No. 001-15399).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Kent A. Pflederer, Senior Vice President—Legal and Administration and Corporate Secretary of the Company. Mr. Pflederer is the beneficial owner of 32,777 shares of the Company’s Common Stock and has options to purchase 1,250 additional shares of Common Stock of the Company, all of which are exercisable within 60 days of the date of this Registration Statement.

Item 8.	Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

2

Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 1, 2013.

PACKAGING CORPORATION OF AMERICA

By:	/s/ Kent A. Pflederer
Name:	Kent A. Pflederer
Title:	Senior Vice President—Legal and Administration and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark W. Kowlzan, Kent A. Pflederer and Richard B. West, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all additional registration statements pursuant to Instruction E to Form S-8 and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 1, 2013.

Signature	Title

/s/ Mark W. Kowlzan	Chief Executive Officer and Director (Principal Executive Officer)
Mark W. Kowlzan

/s/ Richard B. West	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Richard B. West

/s/ Paul T. Stecko	Executive Chairman
Paul T. Stecko

/s/ Cheryl K. Beebe	Director
Cheryl K. Beebe

/s/ Hasan Jameel	Director
Hasan Jameel

/s/ Robert C. Lyons	Director
Robert C. Lyons

/s/ Samuel M. Mencoff	Director
Samuel M. Mencoff

/s/ Roger B. Porter	Director
Roger B. Porter

/s/ Thomas S. Souleles	Director
Thomas S. Souleles

/s/ James D. Woodrum	Director
James D. Woodrum

EXHIBIT INDEX

Exhibit Number	Description

4.1	Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan (incorporated by reference herein to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-15399), filed on March 22, 2013).

5.1	Opinion of Kent A. Pflederer, Esq. (filed herewith).

5.2	Undertaking of the Company (incorporated herein by reference to Exhibit 5.2 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-33176), filed on March 23, 2000).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Kent A. Pflederer, Esq. (included in Exhibit 5.1).

24	Power of Attorney (set forth on the signature page of this Registration Statement).